Exhibit 5.1

HUNTON & WILLIAMS LLP
1111 BRICKELL AVENUE
SUITE 2500
MIAMI, FLORIDA 33131-1802

TEL 305 • 810 • 2500
FAX 305 • 810 • 2460

FILE NO: 65383.06

February 24, 2005

Metropolitan Health Networks, Inc
250 Australian Avenue South, Suite 400
West Palm Beach, FL. 33401.

RE: Registration Statement on Form S-8 (333-               )

Ladies and Gentlemen:

     We have acted as counsel to Metropolitan Health Networks, Inc. a Florida corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 of the Company (as amended, the “Registration Statement,”) relating to up to 14,853,285 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) authorized for issuance pursuant to the Company’s 2001 Stock Option Plan (the “2001 Plan”), Supplemental Stock Option Plan (the “Supplemental Plan”) and Omnibus Equity Compensation Plan (the “Omnibus Plan”). The shares of Common Stock to be registered by the Registration Statement shall be hereinafter referred to as the “Shares”.

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

     In rendering this opinion, we have examined the Articles of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, a Certificate of Good Standing issued by the Department of State of the State of Florida, records of meetings and consents of the Board of Directors and shareholders of the Company that have been provided to us, the 2001 Plan, the Supplemental Plan and the Omnibus Plan and such other corporate records and documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate.

     In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

     We are members of the Bar of the State of Florida and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Florida.

     Based on and subject to the foregoing, we are of the opinion that:

     1. The Company has been incorporated and is validly existing and in good standing under the laws of the State of Florida; and

     2. The Shares are legally authorized and, if and when the Shares have been issued and paid for pursuant to: (i) the terms of the option awards duly authorized pursuant to the 2001 Plan, the Supplemental Plan and the Omnibus Plan and (ii) upon the terms and conditions set forth in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to be named in the Registration Statement and in any related prospectus contained therein as the attorneys who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.

     The opinions expressed herein are as of the date of the Registration Statement, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may thereafter come to our attention or any changes in law that may thereafter occur.

Very truly yours,

/s/ HUNTON & WILLIAMS LLP